Exhibit 4.6
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (the “Agreement”) is made as of the 24th day of June, 2022, by and among the purchasers listed on Exhibit A attached to this Agreement (the “Purchasers”) and Klaviyo, Inc., a Delaware corporation (the “Company”). The Company and the Purchasers may be referred to herein as the “Parties”.
The Parties hereby agree as follows:
1.Purchase and Sale of Shares.
1.1Closing; Deliverables.
(a)The Company shall have adopted and filed with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Charter Amendment”) attached as Exhibit B hereto. The Company’s Amended and Restated Certificate of Incorporation, as amended by the Charter Amendment, shall be referred to herein as the “Amended Charter.”
(b)Subject to the terms and conditions of this Agreement, on the basis of the representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions hereof, at the Closing (as defined below), each Purchaser shall purchase from the Company, and the Company shall sell and issue to each Purchaser, that number of shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”) set forth opposite such Purchaser’s name on Exhibit A under the heading “Number of Shares to be Purchased at Closing” (collectively, the “Shares”) at a per share purchase price of $33.8771 (the “Price Per Share”).
(c)The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures three (3) business days after the conditions set forth in each of Section 5.7 and Section 6.2 are satisfied or waived by the applicable Party, or such other date and time as is mutually agreed by the Parties (the “Closing”).
(d)At the Closing, the Company shall deliver to each Purchaser participating in such Closing a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, or by any combination of such methods.
1.2Option for Sale of Additional Shares. In addition to the Closing, the Purchasers shall have the right, but not the obligation, exercisable up to that date which is eight (8) years after the date of the Closing, to purchase up to an aggregate of 15,743,174 additional Shares (the “Investment Option Shares”), at $88.9274 per share (the “Investment Option”). If the Purchasers desire to exercise the Investment Option, such Purchasers shall provide the Company with written notice of the exercise of the Investment Option (the “Investment Option

Notice”) and the Parties shall use commercially reasonable best efforts to complete the closing for the purchase of such Investment Option Shares to occur within ten (10) business days of the receipt by the Company of the Investment Option Notice. The Investment Option Shares shall be purchased from the Company, and the Company shall sell and issue to each Purchaser such Investment Option Shares, pursuant to a stock purchase agreement (the “Option Purchase Agreement”) to be negotiated and agreed upon among the Parties following the date of the Investment Option Notice being issued, and the Parties shall use their commercially reasonable best efforts to settle the form of Option Purchase Agreement based on then-prevailing market practice for agreements of such nature (including, for greater certainty, reference to the model agreements published by the National Venture Capital Association). If the Parties are unable to negotiate a form of Option Purchase Agreement, the purchase and sale of the Investment Option Shares shall be completed upon the terms of an agreement on substantially the same form as this Agreement.
1.3Use of Proceeds. In accordance with the directions of the Company’s Board of Directors (the “Board of Directors”), as it shall be constituted in accordance with the Company’s Third Amended and Restated Voting Agreement, dated as of May 10, 2021 (the “Voting Agreement”), the Company will use the proceeds from the sale of the Shares for product development and other general corporate purposes.
2.Representations and Warranties of the Purchasers. Each Purchaser (for itself only and not for or on behalf of any other Purchaser) hereby represents and warrants to the Company that as of the date of the Closing:
2.1Organization; Authorization. The Purchaser is duly organized and validly existing under the laws of the State of Delaware and has full power and authority to enter into this Agreement, the agreements listed on Schedule 1 hereto and any other certificates or other instruments entered into in connection with this Agreement (collectively, the “Transaction Agreements”) to which the Purchaser is a party. All corporate, limited liability company, limited partnership or similar action and all action on the part of the officers of the Purchaser, in each case required to be taken in order to authorize the Purchaser to enter into this Agreement and the other Transaction Agreements to which the Purchaser is a party, to perform all of the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby has been taken prior to the execution hereof and thereof, and this Agreement and the other Transaction Agreements to which the Purchaser is a party constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with its and their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.2Purchase Entirely for Own Account. The Purchaser or its advisor is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares being acquired by it. The Purchaser hereby confirms that the Shares to be acquired by the

Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.
2.3Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares (other than as contemplated by the Transaction Agreements). The Purchaser understands that the certificates evidencing the Shares will be imprinted with (i) a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required, (ii) any legend set forth in, or required by, the agreements set forth on Schedule 1 hereto and (iii) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares.
2.4Rule 144. The Purchaser is familiar with the provisions of Rule 144 under the Securities Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.
2.5No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares. Even if a public market were to exist, the Purchaser understands that the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Purchaser may be precluded from selling the Shares under Rule 144 even if the minimum holding period requirement had been satisfied.
2.6Preexisting Relationship. The Purchaser further warrants and represents that the Purchaser or its advisor has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect the Purchaser’s own interests in connection with the purchase of the Shares being acquired by it by virtue of the business or financial expertise of the Purchaser or of professional advisors to the Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly. The Purchaser or its advisor has been given the opportunity to ask questions, and to receive answers concerning the business, properties, prospects and financial condition of the Company. The Purchaser or its advisor has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company (i) as a reasonable person would consider in evaluating the transactions contemplated hereby and (ii) to make an informed decision regarding the purchase of the Shares. The Purchaser is a sophisticated person familiar with transactions similar to those contemplated in this Agreement and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risk of such transactions. The Purchaser or its advisor has evaluated the merits and risks of purchasing the Shares on the terms set forth in this Agreement, and the Purchaser is willing to bear the risk of future decreases in the value of the Shares. The Purchaser acknowledges that the purchase price of the Shares have been negotiated based on a variety of facts and circumstances, including facts and circumstances that may be unique to the Purchaser and, accordingly, such purchase price may not accurately reflect the fair market value of the Shares. The Purchaser acknowledges that neither the Company nor any of its respective affiliates is acting as a fiduciary or financial or investment adviser to the Purchaser for purposes of the purchase of the Shares, and has not given the Purchaser or its advisor any investment advice, opinion or other information on whether the purchase of the Shares is prudent. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchaser to rely thereon.
2.7Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
2.8No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder engaged in any general solicitation, or published any advertisement in connection with the offer and sale of the Shares.
2.9U.S. Regulatory Authorization. Neither the Purchaser nor any other persons with a “voting interest for purposes of critical technology mandatory declarations” in the Purchaser, within the meaning of 31 C.F.R. § 800.256, (i) have a principal place of business in, or are nationals of, a country listed in Country Group D:1, E:1, or E:2 of Supplement No. 1 to Part 740 of the Export Administration Regulations (the “EAR”), or (ii) are a government end-user (as defined in the EAR) located or headquartered in a country not listed in Supplement No. 3 to 15 C.F.R. Part 740 of the EAR.
3.Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.
For purposes of these representations and warranties (other than those in Sections 3.1 and 3.2), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted

herein. For purposes of Section 3, “knowledge” shall refer to the actual knowledge after reasonable investigation of Andrew Bialecki.
3.1Organization; Authorization; Valid Issuance of Shares. The Company is duly organized and validly existing under the laws of the State of Delaware. The Amended Charter and the Amended and Restated Bylaws of the Company attached hereto as Exhibit C are the true, correct and complete certificate of incorporation and bylaws of the Company, and are in full force and effect. The Company has full power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, to issue the Shares at the Closing and to carry on its business as now conducted. All corporate action and all action on the part of the Board of Directors, stockholders and officers of the Company, in each case required to be taken in order to authorize the Company to enter into this Agreement and the other Transaction Agreements to which it is party, to perform all of the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the issuance of the Shares at the Closing) has been taken. This Agreement and the other Transaction Agreements to which the Company is a party, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its and their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and the bylaws of the Company in effect from time to time, applicable state and federal securities laws and liens created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in Section 2 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws, and no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) filings pursuant to applicable securities laws, which have been made or will be made in a timely manner and (ii) such filings as may be required with the Federal Trade Commission (“FTC”) and/or the Antitrust Division of the United States Department of Justice (“DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), if any. Other than those subsidiaries listed on Schedule 3.1 hereof (the “Subsidiaries”), the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate or other entity power and authority to carry on its business, and is wholly-owned by the Company.

3.2Capitalization.
(a)Immediately prior to the Closing, but after giving effect to the Charter Amendment, the authorized capital of the Company consists solely of 316,000,000 shares of Common Stock, 227,059,436 shares of which are issued and outstanding, owned of record as set forth on Schedule 3.2. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury. Immediately prior to the Closing, the Company will have reserved 82,084,191 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2015 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (as amended, the “Stock Plan”). Of such reserved shares of Common Stock, immediately prior to the Closing, but after giving effect to the Charter Amendment, (i) 28,718,334 shares have been issued pursuant to restricted stock purchase agreements or option exercises (and are included in the issued and outstanding number above), (ii) options and restricted stock unit awards to purchase 45,652,151 shares have been granted and are currently outstanding, and (iii) 7,713,706 shares of Common Stock remain uncommitted and available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. Other than as set forth above and on Schedule 3.2, there are no outstanding stock options, warrants, rights (including preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock. Except as set forth in the Amended Charter and the Transaction Agreements, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
(b)None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the Company’s Stock Plan is not assumed in an acquisition.
(c)The Company has obtained valid waivers under any agreements of any rights by other parties to purchase any of the Shares covered by this Agreement.
(d)All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

3.3Financial Statements.
(a)Attached hereto as Schedule 3.3 are the following financial statements (collectively, the “Financial Statements”):
(i)the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 and the related audited consolidated statements of income and cash flows for the fiscal years then ended; and
(ii)the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2022 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the three-month period then ended.
(b)Except as set forth on Schedule 3.3(b), each of the Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of unaudited financial statements, to the absence of footnote disclosures). Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Latest Balance Sheet; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company.
(c)Except as set forth on Schedule 3.3(c), neither the Company nor any of its Subsidiaries has any Indebtedness, nor has any of them made any loans or advances to any individual or corporation, partnership, trust, limited liability company, association or other entity (each, “Person”), other than ordinary advances for business expenses. The Company is not a guarantor or indemnitor of any indebtedness of any other Person. For purposes of this Agreement, “Indebtedness” means, with respect to any Person at any date, without duplication: (i) obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all guarantees of such Person in connection with any of the foregoing and any other Indebtedness guaranteed in any manner by such Person, (iv) all capital lease obligations, (v) all obligations in respect of the deferred purchase price of property, goods or services or the acquisition of any business with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (including all seller notes and “earn-out” payments or obligations), and (vi) all accrued interest, prepayment premiums or penalties related to any of the foregoing.
(d)Since the date of the Latest Balance Sheet, each of the Company and its Subsidiaries has conducted its business only in the ordinary course, and there has not been any event, development, occurrence, change or effect (collectively, “Events”) that, individually or when taken together with all other Events that have occurred prior to the date hereof, would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole.
3.4Brokers. There are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
3.5Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or executive-level employee of the Company arising out of their employment or board relationship with the Company, (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to be material, either individually or in the aggregate, to the Company. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.
3.6Compliance with other Instruments. The Company is not in violation or default (i) of any provisions of its Amended Charter or Amended and Restated Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any material lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
3.7Agreements; Actions.
(a)Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $5,000,000, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iii) exclusivity obligations, or (iv) indemnification by the Company with respect to infringements of proprietary rights, other than Standard Agreements (as defined below).
(b)The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.
3.8Intellectual Property.
(a)Section 3.8(a) of the Disclosure Schedule sets forth all Intellectual Property owned or purported to be owned by the Company that is registered, issued or subject to a pending application for registration or issuance, including patents, trademarks, service marks, copyrights, internet domain names, and social media accounts and handles.
(b)The Company owns or possesses sufficient legal rights to all Company Intellectual Property (as defined below). The Company has not received any communications alleging that the Company has infringed, misappropriated or otherwise violated, or by conducting its business, would infringe, misappropriate or otherwise violate any Intellectual Property of any other Person. With respect to Intellectual Property owned or purported to be owned by the Company, the Company owns all worldwide rights, title, and interests in and to such Intellectual Property free and clear of any mortgage, pledge, lien, encumbrance or charge, with the exception of any security interests or pledges related to an ordinary course credit facility or loan. “Intellectual Property” means all worldwide intellectual property rights, including patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, database rights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing. “Company Intellectual Property” means all Intellectual Property, whether owned or used by the Company, sufficient to the conduct of the Company’s business as currently conducted.
(c)To the Company’s knowledge, the operation of the Company’s business, including all products and services marketed or sold (or proposed to be marketed or sold) by the Company, has not violated any license or infringed, misappropriated or otherwise violated any Intellectual Property of any other Person. The Company has not delivered any communications alleging that a third party has infringed, violated or otherwise misappropriated any of the Company Intellectual Property.
(d)Other than (A) the nonexclusive license or subscription of the Company’s software and products in the ordinary course of business pursuant to the Company’s standard license agreements, copies of which have been made available to the Purchasers, or (B) the nonexclusive license or subscription to the Company of standard, generally commercially available third party products ((A) and (B), “Standard Agreements”), the Company is not bound by or a party to any outstanding options, licenses, covenants not to sue or assert, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property or any other patents.
(e)The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.
(f)Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers or their counsel (the “Confidential Information Agreements”). Each current and former employee and consultant has assigned to the Company all Intellectual Property that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that resulted from the performance of services for the Company. The Company does not believe it is or will be necessary to utilize any inventions of any of its current or former employees made prior to or outside the scope of their employment by the Company.
(g)The Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Company Intellectual Property. To the knowledge of the Company, there has been no misappropriation of any material trade secrets or other material confidential Company Intellectual Property by any person or entity.
(h)The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) with any of its products or services that are generally available in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property owned by the Company be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property owned by the Company; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property owned by the Company.
3.9Certain Transactions.
(a)Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements, (ii) standard director and officer indemnification agreements approved by the Board of Directors,

(iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously made available to the Purchasers or their counsel), and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or key employees, or any affiliate thereof. Other than the Transaction Agreements and standard management rights letters, there are no agreements, understandings or proposed transactions between the Company and any of its investors, or any affiliate thereof.
(b)None of the Company’s directors, officers or employees, or any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or (iii) financial interest in any material contract with the Company.
3.10Rights of Registration and Voting Rights. Except as provided in the Transaction Agreements, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Transaction Agreements, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.
3.11Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.
3.12Employee Matters.
(a)To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)The Company is not, in any material respect, delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
(c)To the Company’s knowledge, no officer or key employee intends to terminate his or her employment with the Company or is otherwise likely to become unavailable to continue as an employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company, and upon termination of the employment of any such employees, no severance or other payments will become due.
(d)Within the past three (3) years, there have been no pending or, to the Company’s knowledge, threatened or filed, labor or employment disputes or controversies, including any claims alleging unlawful harassment, employment discrimination (including discrimination based upon sex, gender, gender identity, gender expression, race, citizenship, disability, health status, pregnancy, religion, religious creed, national origin, age, genetic information, family medical history, veteran status, sexual orientation, ancestry, whistleblowing or any other characteristic protected by law), unfair labor practices, unpaid wages, or unlawful wage or immigration practices regarding the Company (or its representatives). The Company has implemented policies and procedures reasonably designed to prevent or remedy any conduct or practice that could reasonably constitute unlawful harassment, discrimination or retaliation on the basis protected by law.
(e)The Company has made all required contributions to any employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and has complied in all material respects with all applicable laws for any such employee benefit plan.
(f)To the Company’s knowledge, none of the officers or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; and (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated. To the Company’s knowledge, none of the officers or executive-level employees of the Company has been informed, following an internal investigation: (i) by the Company that such employee has violated any Company policy regarding appropriate workplace behavior or any Company anti-harassment or anti-discrimination policy prohibiting discrimination and/or harassment at the Company, or (ii) by any prior employer of the violation of any substantially similar policy.
3.13Tax Returns and Payments. There are no federal, state, county, local or foreign income or other material taxes due and payable by the Company which have not been paid. There are no material accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports relating to taxes by any applicable federal, state, local or foreign governmental agency. The Company has filed all federal, state, county, local and foreign income and other material tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code. The Company is not and has never been a U.S. real property holding corporation, within the meaning of Section 897 of the Code.
3.14Insurance. The Company has in full force and effect insurance policies, including directors and officers insurance, in such amounts, with such carriers and covering such contingencies as are customary for businesses similar to the Company’s.
3.15Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a material adverse effect on the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
3.16Data Privacy. In connection with its collection, storage, use, transfer and/or disclosure of any information that (i) can be used to identify a Person; or (ii) constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been in compliance in all material respects with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels), (ii) the Company’s privacy policies, and (iii) the requirements of any contract codes of conduct or industry standards, by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company that requires or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s material confidential information or trade secrets.
3.17Company Status. The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended, and is not, and has never been, an issuer identified in Rule 144(i)(1) promulgated under the Act.
3.18OFAC Compliance. Neither the Company nor, to the Company’s knowledge, any director, officer, employee or Subsidiary of the Company is currently targeted by any economic sanctions of the United States administered by the United States Treasury Department’s Office of Foreign Assets Control (the “OFAC Sanctions”). Neither the Company, nor, to the Company’s knowledge, any of its Subsidiaries, has conducted or currently conducts, any transactions prohibited by any of the OFAC Sanctions, and the Company is not controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any government or person targeted by any of the OFAC Sanctions. The Company has not had, nor does it currently have, any assets located in the following countries targeted by the OFAC Sanctions: Cuba, Iran, North Korea, Sudan, Syria, and the Crimea Region of Ukraine.
3.19Money Laundering Laws. To the Company’s knowledge after due inquiry, the Company is in material compliance with all applicable money laundering statutes, and the rules and regulations thereunder issued, administered or enforced by any applicable federal, state or local governmental authority (collectively, “Money Laundering Laws”), and no action, suit or proceeding by or before any court of any governmental authority involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
3.20Foreign Corrupt Practices Act. Neither the Company nor, to the Company’s knowledge, any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the Company’s knowledge, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.
3.21Critical Technologies.  The Company does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of 31 C.F.R. § 800.215 for which a U.S. regulatory authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to end users located in countries listed in Supplement No. 3 to Part 740 of the Export Administration Regulations.
4.Covenants. During the period from the date of this Agreement to the Closing, except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned, or delayed), the Company will:
4.1use commercially reasonable best efforts to satisfy the conditions set forth in Section 5.7 and Section 6.2 as promptly as possible; and
4.2promptly advise the Purchasers in writing of any fact or any change in the business, operations, affairs, assets, liabilities, capitalization, financial condition or prospects of the Company that would reasonably be expected to result in any of the conditions precedent of the Purchasers’ Obligations set out in Section 5 not being met within five (5) business days after the conditions set forth in Section 5.7 and Section 6.2 are satisfied or waived by the Purchasers (the “Outside Date”).
5.Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing of each of the following conditions, unless otherwise waived:
5.1Opinion of Company Counsel. The Purchasers shall have received from Goodwin Procter LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit E attached to this Agreement.
5.2Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all respects as of the Closing (except, with respect to any such representation and warranty that by its terms speaks only as to a specified date or dates, in which case such representation or warranty shall remain true and correct in all respects at and as of such date or dates).
5.3Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.
5.4Officer’s Certificate. The Purchasers shall have received a certificate of an officer of the Company, dated as of the Closing, to the effect that the conditions specified in Section 5.2 and Section 5.3 as such conditions relate to the representations, warranties and covenants of the Company have been satisfied by the Company as of the Closing.
5.5Management Rights Letter. At the Closing, a management rights letter between the Company and Shopify Strategic Holdings 3 LLC, in the form of Exhibit F, shall have been executed by the Company and delivered to Shopify Strategic Holdings 3 LLC.
5.6Joinder Agreement. The Company shall have executed and delivered the Joinder Agreement, by and between the Company and such Purchaser, dated as of the date of Closing, and each underlying agreement referenced in the Joinder Agreement shall remain in full force and effect as of the Closing.
5.7HSR Act. The Parties shall have received any clearances, consents, authorizations, or waiting period expirations or terminations under the HSR Act or any comparable pre-merger notification laws following delivery of notice to or filing with a governmental entity under the HSR Act or any comparable pre-merger notification laws by the Purchasers and the Company in connection with the transactions contemplated by this Agreement.
6.Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Company in its discretion:
6.1Joinder Agreement. Each Purchaser shall have executed and delivered the Joinder Agreement, by and between the Company and such Purchaser, dated as of the date of Closing.
6.2HSR Act. The Parties shall have received any clearances, consents, authorizations, or waiting period expirations or terminations under the HSR Act or any comparable pre-merger notification laws following delivery of notice to or filing with a governmental entity under the HSR Act or any comparable pre-merger notification laws by the Purchasers and the Company in connection with the transactions contemplated by this Agreement.

7.Miscellaneous.
7.1Termination. This Agreement may be terminated prior to the Closing:
(a)by the written agreement of the Purchasers and the Company;
(b)by the Purchasers, if the Company breaches any of the Company’s representations, warranties or covenants contained in this Agreement, as the case may be, such that the conditions set forth in Section 5 are incapable of being satisfied, provided that the Purchasers are not then in breach of this Agreement such that any condition in Section 6 is incapable of being satisfied on or before the Outside Date;
(c)by the Company, if the Purchasers breach any of the Purchasers’ representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 6 are incapable of being satisfied, provided that the Sellers are not then in breach of this Agreement such that any condition in Section 5 is incapable of being satisfied on or before the Outside Date; or
(d)by either the Purchasers or the Company if, after the date of this Agreement, there shall be enacted or made applicable any law or order that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and in the case of an order, such order shall have become final and non-appealable, in each case, with immediate effect upon delivery of written notice of termination or upon entering into a mutual agreement, as the case may be.
7.2Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
7.3Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.
7.4Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic transmission in portable document (.pdf) or tagged image file (.tif) formats and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.5Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.
7.6Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived, including prior to the Closing, only with the written consent of the Company and the Purchasers. Any amendment or waiver effected in accordance with this Section 7.6 shall be binding upon all parties to this Agreement.
7.7Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, a copy shall also be sent to [***]; if notice is given to the Purchasers, a copy shall also be sent to [***].
7.8Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
7.9Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company; provided, however, that the representations and warranties set forth in Section 3 (other than Sections 3.1 and 3.2) shall terminate and have no further force or effect as of the date that is one year from the date of this Agreement.
7.10Further Assurances. The Purchasers shall, and shall cause its respective affiliates to, execute and deliver such additional documents, instruments, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the consents and approvals contemplated by this Agreement.
7.11Entire Agreement. This Agreement (including the Exhibits hereto) and the Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled. WITHOUT LIMITING THE FOREGOING, THE PURCHASERS ACKNOWLEDGE AND AGREE THAT (1) THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN SECTION 3 ARE THE SOLE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND (2) THE PURCHASERS HAVE NOT RELIED UPON, AND HEREBY DISCLAIMS IN THEIR ENTIRETY, ANY OTHER REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS, IN CONNECTION WITH ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION ANY MATTERS RELATING TO THE VALUE OF THE SHARES OR THE OPERATIONS OF THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT, ALTER OR OTHERWISE ADVERSELY AFFECT ANY PERSON’S RIGHTS, REMEDIES OR RECOURSE IN THE EVENT OF ANY ACTUAL COMMON LAW FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.
7.12Transaction Fees. The Company and the Purchasers will bear their own costs and expenses in connection with the transactions contemplated by this Agreement.
7.13Waiver of Conflicts. The Purchasers acknowledge that Goodwin Procter LLP, counsel for the Company, is performing, may have in the past performed, and may continue to or in the future perform, legal services for Shopify Inc. in matters that are similar, but not substantially related, to the transactions described in the Stock Purchase Agreement, including the representation of Shopify Inc. in intellectual property matters and other matters. Accordingly, the Purchasers hereby acknowledge that it has had an opportunity to ask for information relevant to this disclosure. The Company has given its informed consent to Goodwin Procter LLP’s representation of Shopify Inc. in matters not substantially related to the Stock Purchase Agreement. In the event that any litigation or dispute were to arise with respect to the Stock Purchase Agreement and the transactions contemplated thereby, between the Company, on the one hand, and Shopify Inc., on the other, Goodwin Procter LLP would not represent either party in connection with such litigation or dispute.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

KLAVIYO, INC.

By:	/s/ Landon Edmond
Name: Landon Edmond
Title: General Counsel, Chief Legal Officer and Secretary
[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASERS:

SHOPIFY STRATEGIC HOLDINGS 3 LLC

By:	/s/ Jason Kilpela
Name: Jason Kilpela
Title: President & Secretary
[Signature Page to Stock Purchase Agreement]

EXHIBIT A
Schedule of Purchasers

Name and Address of Purchaser	Total Purchase Price for Shares Purchased at Closing	Number of Shares to be Purchased at Closing
Shopify Strategic Holdings 3 LLC 151 O'Connor Street, Ground Floor Ottawa, Ontario, K2P 2L8 Attention: Legal Department Email: [***]	$99,999,982.13	2,951,846
Total:		2,951,846

EXHIBIT B
Amended Charter

EXHIBIT C
Amended and Restated Bylaws

EXHIBIT D
Disclosure Schedule

EXHIBIT E
Form of Legal Opinion of Goodwin Procter LLP

EXHIBIT F
Form of Management Rights Letter